Exhibit 99.1

Video Transcript

Fri, September 25, 2020, 10:21 AM EDT

ALEXIS CHRISTOFOROUS: Electric vehicle batteries have been a hot topic since Tesla CEO Elon Musk revealed his plans to revolutionize the car battery. But are there shortfalls when it comes to those lithium ion batteries? Let’s bring in the CEO of Eos Energy Storage, Joe Mastrangelo, to discuss. Good morning, Joe. So your company, EOS Energy offers a zinc battery that is a competitor, I guess, to this lithium ion battery. For those who don’t know, tell us the difference between those two things.

JOE MASTRANGELO: Yeah, so it’s basically a fundamental difference in the chemistry of the battery, where zinc battery, you have a lot more availability of raw materials. You have a higher safety factor. There’s very low risk of a thermal runaway, and you have much higher operability and a wide temperature range compared to what you see with lithium ion systems.

BRIAN SOZZI: You have a bunch of former GE executives involved in the company. You, yourself, are a former GE executive. GE’s former CFO, Jeff Bornstein, is an advisor to your board.

JOE MASTRANGELO: Right.

BRIAN SOZZI: Walk us through the process as you prepare for that public market debut. What type of discipline is this team bringing ahead of that debut?

JOE MASTRANGELO: Yeah, so I came to the company almost two years ago, and we’re really focused on how you take a really good technology concept, an R&D concept, and create an industrialized scalable product. That’s what we’ve been working on the last 18 months. We have a factory located in Pittsburgh, Pennsylvania that’s producing product.

We’ve got systems out in the field running. Now we’re just preparing for all the rigors of becoming a public company and filing all the appropriate paperwork and getting the team ready to go from the private realm into the public realm. What we’ve really tried to bring, is just good operating discipline to hit on our commitments that we made to customers and shareholders.

BRIAN SOZZI: When you expect that.

[INTERPOSING VOICES]

Oh, go ahead, Alexis.

ALEXIS CHRISTOFOROUS: Go ahead, Brian. Sorry.

BRIAN SOZZI: No, no, when do you expect that debut to happen? And why are you going the SPAC route?

JOE MASTRANGELO: Yeah, so we’re in the process of getting approval from the SEC. So dependent upon their timeline, should be sometime in the mid fourth quarter. The SPAC route was a great route for us to get a low cost of capital to really scale the company. And we had gotten to this point where we had a good proof of concept, we had systems out running in the field.

And now it’s about how do you scale both manufacturing and our commercial operations of the company. And this was the easiest way for us to get the capital to be able to build the, to build the manufacturing capacity and the team to address the market that we have in front of us.

ALEXIS CHRISTOFOROUS: Talk to us about the cost of your battery versus a lithium ion battery. And also, give us an idea of some of your clients are.

JOE MASTRANGELO: Yeah, so customers run the gamut of industrial factories, utilities, renewable solar and wind farm operators. When you look at the cost of our battery, it really is very simple. There’s five core widely available commodities. We have no precious metals. There’s no conflict materials. It’s nontoxic. So as you scale our business, the cost curve comes down like you’ve seen in other renewable technologies, like wind and solar.

We use, everything we use in our battery, there’s nothing customized for Eos. It’s all used in other industries. So we’re able to draft off of that capacity that’s being utilized by other industries. So it allows us to grow the company faster than if you were trying to develop everything on your own.

BRIAN SOZZI: Interesting this week, I’m sure you saw Elon Musk put out a timeline to reduce battery costs for lithium ion by close to 60% within a few years. But your big smile suggests that lithium ion is not the way of the future.

JOE MASTRANGELO: Well, look, I think when you look at the energy industry, and I’ve been working in the industry for nearly 30 years, there’s always going to be a mix of technologies required to meet every use case. We feel like we have a technology that meets a use case when you’re talking about longer duration, harsh operating environments. So if you’re talking about discharging energy from two to 10 hours, we have a really good technology for that.

You won’t see an Eos battery in an EV, because we just don’t have the same power density that you get from lithium ion. So there’s a place, and when you look at the size of the market, there’s a place for multiple technologies. And we feel like we fit a large swath of the market to be able to give the industry what it’s looking for as we go to a lower carbon future as we generate power.

ALEXIS CHRISTOFOROUS: All right, well, good luck with going public. We’ll be looking out for that.

JOE MASTRANGELO: Thank you.

ALEXIS CHRISTOFOROUS: We hope to have you back on the day that you do. Joe Mastrangelo, Eos Energy Storage’s CEO.

JOE MASTRANGELO: Thanks, Alexis, thanks, Brian.

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